EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233, 33-46234, 333-129633, 333-129634, 333-129637 and 333-131024 on Form S-8 and Registration Statement Nos. 333-111347 and 333-133267 on Form S-3 of our report dated June 27, 2006, which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 27, 2006